Exhibit 99.1

RAIT Financial Trust Commences Exchange Offer for Its 6.875% Convertible

Senior Notes Due 2027

PHILADELPHIA, PA – December 1, 2009 – RAIT Financial Trust (NYSE: RAS) (“RAIT”) today announced that it has commenced an exchange offer for up to $62,831,000 aggregate principal amount of its outstanding 6.875% Convertible Senior Notes due 2027 (the “Convertible Notes”). The exchange offer will expire at 11:59 P.M., New York City time, on Tuesday, December 29, 2009, unless extended (such date and time, as it may be extended, is referred to as the “Expiration Date”) or earlier terminated by RAIT. Subject to the terms and conditions of the exchange offer, RAIT is offering the following consideration for each $1,000 principal amount of Convertible Notes, validly tendered and not validly withdrawn, in the exchange offer: (i) 211 RAIT common shares,(ii) a cash payment of $80.75 and (iii) accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date of the exchange offer, payable in cash. To the extent that more than $62,831,000 aggregate principal amount of Convertible Notes are validly tendered and not validly withdrawn, the Convertible Notes will be subject to proration. Tenders of Convertible Notes must be made on or prior to the Expiration Date and Convertible Notes may be withdrawn at any time on or prior to the Expiration Date.

The terms and conditions of the exchange offer are described in the prospectus dated December 1, 2009 and related letter of transmittal relating to the exchange offer. The completion of the exchange offer is subject to conditions described in these documents, which include, among other conditions, that the registration statement (the “Registration Statement”) of which the prospectus is a part be declared effective by the Securities and Exchange Commission (“SEC”), that at least $25,000,000 aggregate principal amount of Convertible Notes be validly tendered and not validly withdrawn and that the ownership limitations contained in RAIT’s declaration of trust be complied with. The Registration Statement has been declared effective by the SEC. RAIT may waive certain other conditions applicable to the exchange offer or extend, terminate or otherwise amend the exchange offer.

RAIT has retained UBS Investment Bank to act as Dealer Manager for the exchange offer. Questions regarding the exchange offer may be directed to UBS Investment Bank at (888) 719-4210 (toll-free).

Investors are urged to read the relevant documents filed or to be filed by RAIT with the SEC because they contain important information. Holders may obtain documents RAIT files with the SEC at the SEC’s website www.sec.gov. Requests for the prospectus and letter of transmittal relating to the exchange offer may be directed to D.F. King & Co., Inc., the Information and Exchange Agent in connection with the exchange offer, at (212) 269-5550 or (800) 431-9633 (toll-free) or to RAIT at the contact information below.

None of RAIT, its Board of Trustees, the dealer manager or the information and exchange agent is making any recommendation to holders of Convertible Notes (“Holders”) as to whether to exchange or refrain from exchanging their Convertible Notes into the exchange offer. Holders must decide whether they will tender in the exchange offer and, if so, how many Convertible Notes they will tender.

This release is for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Convertible Notes or any other securities. The exchange offer is only being made pursuant to the exchange offer documents. The exchange offer is not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About RAIT Financial Trust

RAIT Financial Trust manages a portfolio of real estate related assets, provides a comprehensive set of debt financing options to the real estate industry and invests in real estate related assets. RAIT’s management uses their experience, knowledge and relationship network to seek to generate and manage real estate related investment opportunities for RAIT and for outside investors. For more information, please visit www.raitft.com or call Investor Relations at 215.243.9000.

RAIT Financial Trust Contact

Andres Viroslav

215-243-9000

aviroslav@raitft.com